Allied Asset Advisors Funds
Form N-SAR, Item #77Q1, Exhibit 4

Change in Independent Accountant

On October 30, 2003, Deloitte & Touche LLP ceased being the Fund's independent auditor.

The reports of Deloitte & Touche LLP on the financial statements of the Fund for the past two fiscal years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with its audits for the two most recent fiscal years, there have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference thereto in their report on the financial statements for such years.

The Fund, with the approval of its Board of Trustees and its Audit Committee, engaged Tait, Weller & Baker as its new independent auditors as of October 30, 2003.